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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G/A



                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                                ValiCert, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   91915Q105
                        ------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 4

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  CUSIP NO. 91915Q105
            ---------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (entities only)

      Girish Gaitonde
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      United States
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                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,526,222
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,526,222
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,526,222
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
10.   Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
11.

      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12.
      IN
------------------------------------------------------------------------------

                                  Page 2 of 4
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Item 1(a) Name of Issuer:

          ValiCert, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

          339 N. Bernardo Avenue, Mountain View, CA 94043

Item 2(a) Name of Person Filing:

          Girish Gaitonde

Item 2(b) Address of Principal Business Office, or, if none, Residence:

          5400 Betsy Ross Drive, Santa Clara, CA 95054

Item 2(c) Citizenship:

          United States

Item 2(d) Title of Class of Securities:

          Common Stock, par value $0.001

Item 2(e) CUSIP Number:

          91915Q105

Item 3 If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          Not Applicable.

Item 4    Ownership:

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned: 1,526,222

          (b)  Percent of class: 6.0%

          (c)  Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote 1,526,222

               (ii)  Shared power to vote or to direct the vote -0-

               (iii) Sole power to dispose or to direct the disposition of
                     1,526,222

               (iv) Shared power to dispose or to direct the disposition of -0-

Item 5    Ownership of Five Percent or Less of a Class.

          Not Applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

          Not Applicable.

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Item 7    Identification and Classification of the Subsidiary Which Acquired the
          Security Being Reported on By the Parent Holding Company:

          Not Applicable.

Item 8    Identification and Classification of Members of the Group:

          Not Applicable.

Item 9    Notice of Dissolution of Group:

          Not Applicable.

Item 10   Certification:

          Not Applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 12, 2002

                                                  /s/ Girish Gaitonde
                                                  ------------------------------
                                                  Girish Gaitonde


     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                  Page 4 of 4